U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                   FORM 10-SB

                 GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                  SMALL BUSINESS ISSUERS Under Section 12(b) or
                   (g) of the Securities Exchange Act of 1934

                             PRIMEHOLDINGS.COM, INC.
                 (Name of Small Business Issuer in its charter)


               Delaware                                  87-0481402
     (State or Other Jurisdiction of                 (I.R.S. Employer
      Incorporation or  Organization)               Identification No.)


      6955 Union Park Center, Suite 390, Midvale, UT           84047
         (Address of Principal Executive Offices)            (Zip Code)


                                 (801) 562-1444
                         (Registrant's Telephone Number)

Securities to be registered under Section 12(b) of the Act:

                                             Name of Each Exchange on Which Each
Title of Each Class To Be So Registered          Class Is To Be Registered
---------------------------------------          -------------------------
             None                                         None

Securities to be registered under Section 12(g) of the Act:

                    Common Stock, par value $.0666 per share
                                (Title of class)

PRIMEHOLDINGS.COM, INC.

                         TABLE OF CONTENTS TO FORM 10-SB

PART I........................................................................1
   ITEM 1. DESCRIPTION OF BUSINESS............................................1
   ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
             OPERATION........................................................9
   ITEM 3. DESCRIPTION OF PROPERTY...........................................11
   ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
             MANAGEMENT......................................................11
   ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
             PERSONS.........................................................12
   ITEM 6. EXECUTIVE COMPENSATION............................................13
   ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....................15
   ITEM 8. DESCRIPTION OF SECURITIES.........................................15

PART II......................................................................19
   ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
             EQUITY AND OTHER SHAREHOLDER MATTERS............................19
   ITEM 2. LEGAL PROCEEDINGS.................................................19
   ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.....................20
   ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES...........................20
   ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS.........................23

PART F/S.....................................................................24

PART III.....................................................................24

   ITEM 1. INDEX TO EXHIBITS.................................................24

                                     PART I

Item 1. Description of Business

Forward-Looking Statements

         Certain statements in this Form 10-SB constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: dependence on proprietary technology; technological changes and costs of technology; industry trends; competition; ability to develop markets and market acceptance; product demand; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in government regulation; general economic and business conditions; and other factors. Such forward-looking statements speak only as of the date of this Form 10-SB. The Company's actual results for future periods could differ materially from those anticipated or projected. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Business Development

         PrimeHoldings.com, Inc. is primarily engaged in the development and commercialization of technologies relating to the capturing and exchange of electronic business information. The company is seeking to exploit certain computing technologies focused around capturing, managing, and distributing key business data. The company is currently has four subsidiaries:

         o        bCard, Inc.
         o        Navilor, Inc.
         o        GolfAgent USA, Inc.
         o        UniQuest Communications, Inc.

         As used herein, the term "Company" means PrimeHoldings.com, Inc. ("PrimeHoldings") and its subsidiaries, bCard, Inc. ("bCard"), Navilor, Inc. ("Navilor"), GolfAgent USA, Inc. ("GolfAgent USA"), UniQuest Communications, Inc. ("UniQuest"), and on a consolidated basis, unless the context clearly indicates otherwise.

         PrimeHoldings was originally incorporated as Analyst Express, Inc. under the laws of the State of Delaware on June 16, 1988. The Company's name was changed several times after 1988, including to "PrimeSource Communications Holdings, Inc." in June 1998 and "PrimeHoldings.com, Inc." in July 1999. On June 8, 1998, the Company effectuated a 1 for 1.333 reverse stock split of its outstanding shares resulting in the Company having approximately 656,150 shares of common stock outstanding immediately after the reverse stock split.

         Effective June 30, 1998, PrimeHoldings acquired PrimeSource Communications, Inc. through its acquisition of all the outstanding common stock of PrimeSource Communications, Inc. (the "PrimeSource Communications Acquisition"). As consideration for the PrimeSource Communications Acquisition, PrimeHoldings issued to the stockholders of PrimeSource Communications, Inc. 5,577,275 shares of PrimeHoldings' common stock. PrimeSource Communications, Inc. (a Utah corporation) was organized in March 1996 and changed its name to "Navilor, Inc." in 1999. Its operating activities since inception have related primarily to the development of computing technologies (including neural networks and other forms of artificial intelligence to provide character recognition systems and software). In July 1999, the Company acquired operations (including associated liabilities) from a unaffiliated third party for $400,000 cash (the "Asset Acquisition"). The operating assets were distributed to Navilor. As of the date of this report, PrimeHoldings owns all Navilor's outstanding common stock.

         Effective December 31, 1998, PrimeHoldings acquired UniQuest through its acquisition of all the outstanding common stock of UniQuest (the "UniQuest Acquisition"). As consideration for the UniQuest Acquisition, PrimeHoldings issued to the stockholders of UniQuest 1,000 shares of PrimeHoldings' common stock. UniQuest (a Utah corporation) was organized in March 1995. Its operating activities have related primarily to the marketing of telecommunications services as an agent of UniDial, Inc. UniQuest is a wholly owned subsidiary of PrimeHoldings.

         Effective March 5, 1999, PrimeHoldings acquired bCard through its acquisition of 80% of the outstanding common stock of bCard (the "bCard Acquisition"). As consideration for the bCard Acquisition, PrimeHoldings agreed to pay bCard $100,000 cash, $400,000 in the form of a promissory note and 500,000 shares of PrimeHoldings common stock. bCard (a Utah corporation) was organized in January 1999. Its operating activities since inception have related primarily to selling and providing trade show and event registration services, lead retrieval services and related membership based incentive point programs. As of the date of this report, PrimeHoldings owned 80% of bCard's outstanding common stock.

         Effective October 12, 1999, PrimeHoldings acquired GolfAgent USA through its acquisition of all of the issued and outstanding common stock of GolfAgent USA (the "GolfAgent USA Acquisition"). As consideration for the GolfAgent USA Acquisition, PrimeHoldings issued to the stockholders of GolfAgent USA 250,000 shares of PrimeHoldings' common stock and issued an additional 250,000 shares of PrimeHoldings' common stock that will vest upon achievement of certain performance milestones. GolfAgent USA (a Nevada corporation) was organized in June 1995 and had no material operations prior to the GolfAgent USA Acquisition. Its operating activities since the GolfAgent USA Acquisition have related primarily to the commercialization of an online tee-time reservation system developed and licensed to GolfAgent USA by an unaffiliated party. GolfAgent USA is a wholly owned subsidiary of PrimeHoldings.

         The  Company's  principal  executive  offices are located at 6955 Union
Park Center, Suite 390, Midvale, Utah 84047. Its telephone number is (801) 562-1444.

Products and Services

         PrimeHoldings conducts its business through its subsidiaries. The products and services of the are as follows:

         The bCard Technology

         Through bCard, the Company focuses on the development and application of an Internet-based business-to-business information exchange. bCard's primary objective is to create a new way to manage "business card" information that Web based technology can automate in the information exchange process. Management believes the rapid development of the Internet as an essential business tool is redefining how corporate and product information is shared.

         The "bCard", bCard's principal business product, is a universal electronic business card that was developed based on smart card technology. A bCard can store large amounts of digital information that can be shared to aid in communication between business professionals and in commerce by business entities. The bCard can be used to provide registration to events, exhibitors and attendees. Typically, an event provider hires bCard to provide event registration services. Upon registration, attendees are issued a bCard with information specific to each attendee stored on the bCard. Attendees are not charged an additional fee for the bCard, rather the cost of this service is included in the fee received by bCard from the event provider. Exhibitors then rent bCard readers from the Company to process information from attendees' bCards. As attendees visit exhibitors, attendees may give the vendor information about attendee that is stored on the bCard for marketing purposes or for the purposes of forwarding information regarding a vendor's products or services. Vendor's may also purchase points on a bCard incentive program that are redeemable for miles on several frequent flyer programs (other benefits are expected to be offered in the future). Attendees who give bCard information to vendors offering points can then redeem their points through a bCard.net account at the Company operated web site www.bCard.net The bCard.net account is automatically set up in the attendee's name when the bCard is issued. Since inception bCard has distributed approximately 260,000 bCards.

         In February 2000, bCard signed a 3 year contract with American Show Management, Inc., North America's largest producer of IT events, to provide registration and information management services for an estimated 56 events in 2000. The Company has also agreed to provide registration and information management services to Imark Communications for an estimated 16 events in 2000 and expects to provide registration and information managements services to 12 additional providers in 2000. During 1999, bCard provided registration and information management services at 46 American Show Management, Inc. produced events and 11 Imark Communications produced events.

         The Company anticipates that its future success will be highly dependent on its arrangements with American Show Management, Inc. The Company anticipates that the revenue generated from the American Show Management, Inc. agreement will comprise a significant portion of the Company's revenues in the future. The number of shows projected during 2000 is forward looking information and is subject to many risks and uncertainties, including the fact that although the American Show Management, Inc. agreement does not guarantee an minimum number of shows. There can be no assurance that bCard will provide services to the number of shows projected during 2000, that these arrangements will result in substantial revenue or that bCard services will be performed profitably.

         bCard is striving to establish a global electronic business card technology that will create a new Internet-based communications environment for business-to-business transactions. bCard.net, the registered web address, may then become a global business-to-business communications portal.

         Electronic Data Extraction

         Through Navilor, the Company utilizes licensed and proprietary, computing technologies to capture, manage and distribute key business data from forms and other business documents. The Company's data extraction technology converts information on paper documents to electronic images through high-speed scanning and image capture capabilities. Electronic data is then extracted, processed, and stored online for future retrieval.

         Navilor currently provides data collection, management, and extraction services for a number of different customers. Navilor expects to generate most of its revenues during 2000 from arrangements with Covenant Transport, Inc., Pepsi-Cola Company and Interim Services, Inc. Navilor is currently performing services under these arrangements, but the arrangements do not require the clients to process any minimum volume of documents and may be terminated without penalty. There can be no assurance that these arrangements will result in substantial revenue or that Navilor's services will be performed profitably.

         Navilor's target customers are businesses that currently utilize highly paper-intensive processes to capture, manage and disseminate data. These companies may benefit from Navilor's proprietary and licensed technologies and computing mechanisms, which may assist customers in managing business data efficiently and cost effectively in an electronic service bureau environment which features:

         o        Availability of global accessibility through the Internet.
         o Data security through the use of encryption, electronic authentication and firewalls.
         o Custom programming to support input from, or output to many data sources.
         o A proprietary neural network-based engine that provides high recognition accuracy rates of hand-written or machine-generated characters.

         Navilor currently relies on word of mouth advertising and existing customers to generate business. Navilor seeks to offer each customer a customized solution for their forms processing needs.

         Online Tee Time Registration System

         GolfAgent USA focuses on the implementation and operation of a technology based, golf tee time reservation and golf services business. GolfAgent USA is seeking to become a preferred distributor of Internet based tee times sold in golf facility pro shops in the U.S. GolfAgent USA plans to offer a computerized Internet based real time tee time management solution to public daily fee golf courses offering an automated method of booking tee times. GolfAgent USA expects to collect transactional fees from reservations made through its systems. GolfAgent USA's technology, which is licensed from Baron Systems, plc., a United Kingdom organization (the "GolfAgent USA License"). The GolfAgent USA License is terminable during any twelve month period if Baron Systems, plc has not received payment for an aggregate of 500 or more license fees under the GolfAgent USA License. The GolfAgent USA License was executed in June 1999, no license fee payments have been generated to date, and the Company does not expect to meet the 500 license fee minimum by June 2000. As a result, there can be no assurance that GolfAgent USA License will not be terminated or that revenues will ever be generated by GolfAgent USA.

         Management believes that the GolfAgent USA reservation system will enable golf facilities and golfers to schedule tee times efficiently and effectively in an electronic environment which features:

         o        Accessibility through the Internet;
         o        Advanced computer and telecommunications technologies;
         o Data security through the use of encryption, electronic authentication and firewalls; and
         o Seamless integration into many golf tee time scheduling and management platforms.

         GolfAgent USA anticipates launching a major sales and marketing effort during the second quarter of 2000. There can be no assurance, however, that such marketing efforts will commence when anticipated or that such marketing efforts will be successful.

         Telecommunications Services Marketing

         UniQuest markets certain telecommunications services as an independent agent of UniDial, Inc., a telecommunications services company. UniDial, Inc. in conjunction with its vendor partners, offers an integrated suite of telecom services primarily to small and medium-sized business customers. Products and services range from data, long distance and local voice, to global communications and the Internet. Under an Agent's Agreement, UniQuest markets various telecommunications services for UniDial, Inc. as its agent. UniQuest has no power to contract for or on behalf of UniDial, Inc. The Company does not consider UniQuest a material part of its operation and does not expect UniQuest to generate material revenues in the future.

Government Regulation

         The Company's businesses are subject to federal and state regulation applicable to businesses generally. There are relatively few laws specifically directed towards electronic, Internet and telecommunications services marketing which the Company provides. However, changes in the regulatory environment relating to these services could have a material and adverse effect on the Company and its business. Additionally, legislative proposals from international, federal and state governmental bodies in the areas of content regulation, intellectual property, privacy rights, online contracts, advertising and tax issues, could impose additional regulations and obligations upon all online service and electronic data gathering, which effect may be materially adverse to the interests of the Company and its business. Moreover, the applicability of intellectual property ownership and personal privacy laws is at times uncertain with respect to persons engaged in electronic and Internet commerce and these areas may be subject to future regulation which may be materially adverse to the interest of the Company and its business. The Company cannot predict the likelihood that any such legislation will pass, nor the financial impact, if any, the resulting regulation may have on it.

Business Strategy

         To reach their target markets, the Company plans to use a multiple channel marketing approach utilizing telesales, direct territory representative marketing, print media advertising, Internet banner advertising, and leveraging from existing business relationships.

         The Company currently markets its bCard technologies and services through direct sales and marketing. The Company maintains a separate sales and marketing staff for bCard, enabling the sales personnel to develop customer relationships and expertise in bCard's business. The Company believes that an experienced sales staff is critical to initiating and maintaining bCard's customer relationships and businesses.

         The Company currently does not maintain marketing or sales personnel in Navilor, GolfAgent USA or UniQuest. The Company currently relies on word of mouth advertising and existing customers to generate additional business for Navilor. GolfAgent USA anticipates launching a major sales and marketing effort during the second quarter of 2000. The Company is not actively seeking additional business in UniQuest.

         There can be no assurance that these sales forces, marketing techniques or business strategy of the Company will be successful in initiating and maintaining customer relationships.

Competition

         The markets for the technologies and services being pursued by the Company are intensely competitive, highly fragmented and characterized by rapidly changing technology, evolving industry standards, price competition and frequent new product introductions. Although the Company believes that the diverse market segments will provide opportunities for more than one supplier of technologies and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments. The Company believes the principal competitive factors in these markets are name recognition, performance, ease of use, variety of value-added services, functionality and features and quality of support.

         Management  believes that the current and  prospective  competitors for
(i) bCard includes Forte Communication, Convention Registration Services, Registration Control Systems and others; (ii) Navilor includes JetForms, Inc., Cardiff Software Inc. and others; and (iii) GolfAgent USA includes GolfGateway.com, EZ LinksGolf.com, Book4golf.com, eTeeTimes.com, LinksTime.com and others.

         The Company expects additional price and product competition as other established and emerging companies enter these markets and new technologies and services are introduced. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results, cash flows and financial condition. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive factors faced by the Company will not have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

Proprietary Rights

         Management believes that the Company's success is somewhat dependent on the maintenance of confidentiality regarding certain of its proprietary information. The Company attempts to protect its proprietary information through contractual arrangements and restricting access to certain proprietary information. The Company does not have confidentiality agreements in place with its employees. There can be no assurance that these measures will be sufficient to protect the Company's proprietary information.

         Management believes that because of the rapid pace of technological change in its markets, legal protection of its proprietary information is less significant to the Company's competitive position than factors such as continuing product innovation in response to evolving industry standards, technical expertise, effective product marketing strategies and customer service. Without legal protection, however, it is possible for third parties to exploit commercially the proprietary aspects of the Company's products and services which could have a material and adverse effect on the Company and is operating results.

Employees

         As of March 31, 2000, the Company employed 26 people on a full-time basis and 15 people on a part-time basis. The Company anticipates adding additional employees as necessary, in accordance with increased operating demands as they arise. The Company believes its future success will depend, in part, on its continued ability to attract and retain highly qualified personnel in a competitive market for experienced and talented software and hardware employees, systems designers and operators, and sales and marketing personnel. The Company's employees are not represented by a labor union nor are they subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

Risk Factors

         An investment in the Company is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. In addition to the other information in this filing, the following factors should be considered carefully in evaluating an investment in the Company.

         History of Losses/Profitability Uncertain. The Company has reported losses each year since inception. At December 31, 1999, it had an accumulated deficit of $3,839,576 and a working capital deficit of $607,042. The Company's ability to achieve profitability depends on many factors, including increasing sales, consumer awareness and technology acceptance. There is no assurance that the Company's technologies and/or services will ever be commercially viable or commercially accepted and no assurance can be given that the Company will ever become profitable. In addition, prospects for the Company's profitability will be affected by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which factors may be unforeseen and beyond the Company's control.

         Limited Capital/Need for Additional Capital. The Company believes that existing funds and funds generated from sales will not support the Company's operations in the immediate future. The Company estimates that it will need to raise at least $3,000,000 in additional capital in 2000 to fully execute its business plan which includes acquiring capital equipment, marketing efforts and other general corporation purposes. The Company has no material current contractual arrangements with respect to additional financing and there can be no assurance that additional financing will be available on commercially reasonable terms or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

          Effect of Possible Failure to Comply with Securities Laws. In 1999 and 1998, the Company received $2,635,650 and $544,464 in net proceeds from financing activities. In 2000 the Company has received $403,500 from the sale of common stock. The proceeds from securities sales occurred in a number of separate transactions. See "Recent Sales of Unregistered Securities." At the time of the sales the Company believed the transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Company relied on several different exemptions from Securities Act registration in completing the transactions. It now appears possible that all or some of these transactions could be integrated or considered part of a single financing. In that event, it may be that no exemption from Securities Act registration was available for those transactions that are deemed to be part of the same financing. There can be no assurance that the Company's fundraising activities did not violate the Securities Act. If the Securities Act or any other applicable securities regulation was violated, it is possible that an investor may have the right to rescind his or her purchase of the securities and the Company and its controlling persons may be subject to significant civil and criminal penalties. If any purchasers were to successfully seek rescission or civil or criminal penalties were imposed, the Company could face severe financial demands that could adversely affect the Company and result in the Company ceasing or significantly curtailing operations.

         Defective Issuance of Preferred Shares. Between October 1998 and August 1999 the Company sold Preferred A Shares, Preferred B Shares and Series C Preferred Stock to investors. Under Delaware General Corporation Law a corporation's certificate of incorporation, or an amendment thereto, must set forth powers, designations, preferences and other rights of each class or series of stock a corporation intends to issue. The

Company's certificate of incorporation did not provide for the Company to issue any class of preferred stock at the time the preferred shares were issued. The Company has amended its certificate of incorporation to authorize the issuance of the preferred stock that was sold, but this filing will not necessarily cure the defective issuance of the preferred shares. There can be no assurance that the Company's failure to properly authorize the preferred shares before issuance will not lead to significant liability.

         Regulation and Legal Uncertainties. The Company's businesses are subject to federal and state regulation applicable to businesses generally. There are relatively few laws specifically directed towards electronic, Internet and telecommunications services marketing which the Company provides. However, changes in the regulatory environment relating to these services could have a material and adverse effect on the Company and its business. Additionally, legislative proposals from international, federal and state governmental bodies in the areas of content regulation, intellectual property, privacy rights, online contracts, advertising and tax issues, could impose additional regulations and obligations upon all online service and electronic data gathering, which effect may be materially adverse to the interests of the Company and its business. Moreover, the applicability of intellectual property ownership and personal privacy laws is at times uncertain with respect to persons engaged in electronic and Internet commerce and these areas may be subject to future regulation which may be materially adverse to the interest of the Company and its business. The Company cannot predict the likelihood that any such legislation will pass, nor the financial impact, if any, the resulting regulation may have on it.

         Reliance on Key Personnel. The success of the Company depends in part upon the performance of its executive officers and other key employees. The loss of the services of one or more of its key personnel could have a material adverse effect on the Company. With the exception the Company's president, CFO and two bCard officers, the Company has no employment agreements in place with its key personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company's success will depend on its continued ability to attract and retain highly skilled and qualified personnel.

         Competition. The markets for the technologies and services being pursued by the Company are intensely competitive, highly fragmented and characterized by rapidly changing technology, evolving industry standards, price competition and frequent new product introductions. Although the Company believes that the diverse market segments will provide opportunities for more than one supplier of technologies and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments. The Company believes the principal competitive factors in these markets are name recognition, performance, ease of use, variety of value-added services, functionality and features and quality of support.

         The Company expects additional price and product competition as other established and emerging companies enter these markets and new technologies and services are introduced. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results, cash flows and financial condition. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive factors faced by the Company will not have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

         New Technology Development, Rapid Technological Change and Obsolescence; Lack of Intellectual Property Protection. Broad acceptance of the Company's technologies and services by customers is critical to the Company's future success, as is the Company's ability to design, develop, test and support enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. There can be no assurance that the Company will be successful in developing and marketing new enhancements that meet changing customer needs and respond to such technological changes or evolving industry standards. Most of the Company's current products and services are designed around certain standards, including current and future sales of the Company's technologies and services, which will be dependent, in part, on industry acceptance of such standards.

         The industries in which the Company operates have been characterized by rapid technological advances resulting in short product life cycles, rapid price reductions, significant price/performance improvements and frequent product introductions. Accordingly, there can be no assurance that one or more of the Company's technologies and/or services will not be rendered uncompetitive or obsolete by technological advances or changing customer preferences. These factors may also limit the Company's ability to recover its investment in its products and/or services. The Company did not fund research and development during 1998 or 1999. The Company does not possess any patent or other intellectual property rights that would limit competition against it and there are few barriers to entry into the market for the Company's products or services. There can be no assurance, therefore, that any of the Company's competitors, many of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

         Anti-Takeover Provisions. The Articles of Incorporation of the Company contain certain provisions which could be an impediment to a non-negotiated change in control of the Company, namely an ability, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with rights and preferences determined by the Board. These provisions could impede a non-negotiated change in control and thereby prevent stockholders from obtaining a premium for their common stock.

         No Dividends. The Company is required to pay annual dividends on the Preferred A Shares, Preferred B Shares and Series C Preferred Stock before the Company can declare and pay dividends to the common stockholders. See "Description of Securities--Preferred Stock." The Company does not anticipate or contemplate paying dividends on its common stock in the foreseeable future. At present, the Company will follow a policy of retaining all available earnings, if any, to finance the development and expansion of its business.

         Limited Liability of Management. The Company's Certificate of Incorporation limits the liability of its Officers and Directors and there are provisions in its Certificate of Incorporation, By-laws and Indemnification Agreements which provide for indemnification by the Company of its Officers and Directors. The Company's Certificate of Incorporation generally provides that its directors and officers shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the stockholders' ability to hold directors liable for breaches of fiduciary duty.

         No Control Over Market Making. Market making involves the buying and selling of securities for others or for one's own account to facilitate and attempt to profit from market activity in a particular security. Market making does not in and of itself support or restrict the price of the security. No person or broker-dealer is under any obligation to make a market in the Company's common stock and any person or broker-dealer making a market in the common stock may discontinue market making activities at any time without notice. There can be no assurance that an active trading market for the common stock will exist at any time in the future.

         Volatility of Stock Prices. Market prices for the Company's common stock will be influenced by many factors and will be subject to significant fluctuations in response to variations in operating results of the Company and other factors such as investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to the Company's activities, future financial condition and management. There can be no assurance regarding the future prices at which the Company's common stock will trade, if any.

         Applicability of Low Priced Stock Risk Disclosure Requirements. The common stock of the Company may be considered a low priced security under rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent of the customer, and provide monthly account statements to the customer. With all these restrictions, the likely effect of designation as a low priced stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction cost of sales and purchases of such stock compared to other securities.

Item 2. Management's Discussion and Analysis or Plan of Operation

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.

Overview

         The Company had $86,657 cash in and a working capital deficit of $607,042 as of December 31, 1999. From its inception, the Company has incurred losses from operations. The Company had net losses of $2,068,576 and $921,597 in 1999 and 1998, respectively. To date, the Company's principal focus has been on providing trade show and event registration services, providing data extraction and processing services, preparing to provide online tee-time reservation system and marketing telecommunications services.

         The independent auditors' report contains an explanatory paragraph stating that the Company has a deficit in working capital and has incurred recurring losses and that these conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Years Ended December 31, 1999 and 1998

         The Company had revenues of $1,295,188 and a net loss of $2,068,576 during the year ended December 31, 1999, compared with revenues of $169,298 and a net loss of $921,597 during the prior year. Of the 1999 revenues, $1,024,184 was generated from the bCard technology, $178,937 was generated from electronic data extraction, $92,067 was generated from commissions for marketing telecommunications services and no revenues were generated by GolfAgent USA. Substantially all of the Company's 1998 revenues were generated by from commission for marketing telecommunications services. The Company will be looking primarily to bCard and Navilor for short term revenue growth. There can be no assurance, however, that either bCard or Navilor will generate significant revenues in the future.

         Operating expenses were $2,859,363 for the year ended December 31, 1999, compared to $945,859 during the prior year. The increase resulted mainly from (i) increased operating expenses as a result of the acquisition and operation of bCard during 1999; (ii) increased operating expenses as a result of the Asset Acquisition whereby certain operating assets were acquired for use by and in Navilor's data extraction business; (iii) the write-off of goodwill relating to the GolfAgent USA Acquisition; and (iv) increased amortization and depreciation expenses. Management expects selling, general and administrative expenses to increase during 2000 as the Company expands its operations.

         Net other income was ($63,739) for the year ended December 31, 1999 compared with ($69,235) for year ended December 31, 1998. These losses are attributable to interest expense related to borrowing which losses were partially offset by other income.

Liquidity and Capital Resources

         To date, the Company has financed its operations principally through placements of equity securities and debt and revenues from operations. The Company generated $2,635,650 in net proceeds through financing activities during the year ended December 31, 1999. The Company used net cash for operating activities of $1,673,996 during the year ended December 31, 1999. The Company used net cash of $874,997 in investing activities relating to the purchase of equipment and software for the year ended December 31, 1999. As of December 31, 1999, the Company's liabilities totaled $899,674, all of which were current liabilities. The Company had $86,657 in cash and a working capital deficit of $607,042 as of December 31, 1999.

         The Company has committed to spend future minimum rental payments of $227,820 for physical facilities leases during 2000 and $228,791, $113,239, $78,431 and $4,141 in minimum lease payments for the years 2001 through 2004, respectively. As of March 31, 2000, the Company does not have material commitments for capital expenditures. At December 31, 1999, the Company also had short term loan obligations in the aggregate principal amount of $329,357. These loans bear interest at various rates between ten percent per annum and thirty-two percent per annum. Of these loans, $168,949 is secured by UniQuest assets and a pledge of UniQuest stock.

         The Company projects that current funds and funds generated from anticipated operating revenues will not be sufficient to support the Company operations in the immediate future. The Company estimates that it will need at least $3,000,000 in additional funding in 2000 to execute its business plan. The Company anticipates that it will generate such funding through debt or equity financings. The Company does not have any commitments in place with respect to additional financing and there can be no assurance that additional funding will be available on commercially reasonable terms or at all. Any inability to obtain additional funding in the immediate future will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

         At March 31, 2000, the Company had 2,165,000 warrants (the "Warrants") outstanding which are exercisable for the same number of shares of common stock of the Company at between $1.30 and $1.75 per share. The Warrants expire between July 2000 and June 2002. The exercise of all the Warrants would result in an equity infusion to the Company of approximately $3,052,450. There can be no assurance that any warrants will ever be exercised.

         At March 31, 2000, the Company has granted stock options to acquire 3,666,000 shares of common stock of which options to acquire 60,750 shares of common stock are currently exercisable. The stock options are exercisable at $.78125 per share. The exercise of all of the currently exercisable stock options would result in an equity infusion to the Company of approximately $47,461. There can be no assurance that any of the stock options will be exercised.

Seasonality

         The trade show businesses tends to be most active in the spring and the fall. As a result, the Company anticipates that revenues generated by bCard would tend to be strongest in the spring and fall. Substantially all of the GolfAgent USA revenues, if and when they commence and of which there can be no assurance, are expected to be generated during the spring, summer and fall seasons. The Company's other businesses generally do not fluctuate on a seasonal basis.

Inflation

         The Company does not expect the impact of inflation on operations to be significant.

Year 2000

         Since entering the Year 2000, the Company has not experienced any major disruptions to its business nor is it aware of any significant Year 2000-related disruptions impacting its customers and suppliers. Furthermore, the Company did not experience any material impact on business at calendar year end. The Company will continue to monitor its critical systems over the next several months but does not anticipate any significant impacts due to Year 2000 exposures from its internal systems as well as from the activities of its suppliers and customers.

Forward-Looking Statements

         Certain statements in this Form 10-SB constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: dependence on proprietary technology; technological changes and costs of technology; industry trends; competition; ability to develop markets and market acceptance; product demand; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in government regulation; general economic and business conditions; and other factors. Such forward-looking statements speak only as of the date of this Form 10-SB. The Company's actual results for future periods could differ materially from those anticipated or projected. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Item 3. Description of Property

         PrimeHoldings' principal offices are located at 6955 Union Park Center, Suite 390, Midvale, Utah, under terms of a lease with an unaffiliated lessor which expires on November 30, 2003. The offices comprise approximately 3,025 square feet of space. In addition to the foregoing, subsidiaries of PrimeHoldings lease office space in Utah, Maryland and Toronto, Canada. The Company believes that its current office space will be adequate to meet the needs of current and expected growth for the foreseeable future.

Item 4. Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of March 31, 2000, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company's common stock, (ii) each of the Company's directors,
(iii) the Chief Executive Officer and all other executive officers with annual compensation in excess of $100,000 (determined for the year ended December 31, 1999) (the "Named Executive Officers"), and (iv) all directors and executive officers as a group. As of March 31, 2000, the Company had 12,851,424 shares of common stock outstanding, Preferred A Shares that were convertible into 473,333 shares of common stock, Preferred B Shares that were convertible into 500,000 shares of common stock and Series C Preferred Stock that was convertible into 2,350,000 shares of common stock. The table assumes the conversion of all outstanding preferred stock.

        Name and Address             Shares Beneficially        Percentage of Shares
     Of Beneficial Owner(1)                Owned(2)              Beneficially Owned                 Title of Class
     ----------------------                --------              ------------------                 --------------
Thomas E. Aliprandi (3),                   2,717,978                    16.8%                        Common Stock
Chairman of the Board of
Directors, CEO and President

Michaeljohn Kudlik (4),                      300,000                     1.9%                        Common Stock
Director
Matthew R. White(5),                         165,680                     1.0%                        Common Stock
Director
David E. Shepardson III(6), Vice             535,300                     3.3%                        Common Stock
President, Secretary, Treasurer
& CFO

Executive Officers and Directors           3,718,958                    23.0%                        Common Stock
as a Group (four persons)

A Business Funding (7)                     1,000,000                     6.2%                        Common Stock
6975 union Park Ctr. 8-600
SLC, UT 84047
Stephan Herold (8)                         2,545,992                    15.0%                        Common Stock
6018 North 62nd Place
Paradise Valley, AZ 85253

                                       11

        Name and Address             Shares Beneficially        Percentage of Shares
     Of Beneficial Owner(1)                Owned(2)              Beneficially Owned                 Title of Class
     ----------------------                --------              ------------------                 --------------

Hampton-Porter Inv. Bankers (9)            1,000,000                     5.6%                        Common Stock
600 W. Broadway, 14th Floor
San Diego, CA 92101
Time Holdings LLC (10)                     1,500,000                     9.3%                        Common Stock
600 W. Broadway, 14th Floor
San Diego, CA 92101
--------------------------
* Less than 1%.

------------------
(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(3) Includes 2,717,978 shares of common stock owned by an entity with which Mr. Aliprandi is affiliated. Does not include Does not include stock options exercisable for 1,600,000 shares of common stock that vest in four equal annual installments beginning in July 2000.
(4) Includes 300,000 shares of common stock. Does not include stock options exercisable for 350,000 shares of common stock that vest in four equal annual installments beginning in July 2000.
(5) Includes 59,000 shares of common stock. Also includes 106,680 shares of common stock Mr. White is deemed to beneficially own through an entity. Does not include stock options exercisable for 150,000 shares of common stock that vest in four equal annual installments beginning in July 2000.
(6) Includes 535,300 shares of common stock. Does not include stock options exercisable for 500,000 shares of common stock that vest in four equal annual installments beginning in July 2000.
(7)  Includes 1,000,000 shares of common stock.
(8) Includes preferred stock convertible into 1,772,996 shares of common stock and warrants exercisable for 772,996 shares of common stock.
(9)  Includes warrants exercisable for 1,000,000 shares of common stock.
(10) Includes 500,000 shares of common stock and preferred stock convertible into 1,000,000 shares of common stock.

     The Company is not aware of any arrangements which may result in a change in control of the Company.

Item 5. Directors, Executive Officers, Promoters and Control Persons Identify Directors and Executive Officers

         Set forth below is certain information concerning each of the directors and executive officers of the Company as of March 31, 2000:

                                                                       With
                                                                      Company
     Name                  Age              Position                   Since
     ----                  ---              --------                   -----
Thomas E. Aliprandi         36     Chairman of the Board of             1994
                                   Directors, CEO and President

Michaeljohn Kudlik          50     Director                             1998
Matthew R. White            53     Director                             1995
David E. Shepardson III     37     Vice President, Secretary,           1994
                                   Treasurer & CFO

         Thomas E. Aliprandi. Mr. Aliprandi has been with the Company since 1994. He is the Chairman of the Board, CEO and President of the Company. Prior to his employment with the Company, Mr. Aliprandi served as a director of international marketing for Wolf Systems Technology Corporation from August 1988 to October 1989. Mr. Aliprandi holds no other directorships in reporting companies.

         Michaeljohn Kudlik. Mr. Kudlik has been with the Company since 1998. He is a director of the Company. During the past five years Mr. Kudlik's principal occupation during 1998 and 1999 was as the Pacific Regional Director for the Deutsche Bank managing the marketing of managed assets in 11 western states and his principal occupation during 1995 through 1997 was acting as a Regional
Director for the Ing Group in 5 western states. Mr. Kudlik has worked in the securities industry for 30 years, including a position in Floor Operations on the floor of the New York Stock Exchange. He also headed the Houston chapter of the International Association of Financial Planners for four years, and contributed as an adjunct faculty member of the College of Financial Planning for three years. Mr. Kudlik holds no other directorships in reporting companies.

         Matthew R. White. Mr. White has been with the Company since 1995. He is a director of the Company. His principal occupation for the last five years has been in real estate investment and development and business consulting. He is experienced as a registered representative, wholesale securities trader and an investment banker specializing in early stage (pre-IPO) companies. Mr. White holds no other directorships in reporting companies.

         David E. Shepardson III. Mr. Shepardson has been with the Company since 1994. He is a Vice President, Secretary, Treasurer and CFO of the Company. Prior to employment with the Company, Mr. Shepardson worked in various financial positions at Novell, Inc. from 1984 to 1989 and at The McGraw-Hill Companies as a Business Manager from 1989 to 1991. Mr. Shepardson holds no other directorships in reporting companies.

         All directors are elected annually at the shareholder meeting.

Involvement in Certain Legal Proceedings

         The executive officers and directors of the Company have not been involved in any material legal proceedings which occurred within the last five years of any type as described in Regulation S-B.

Item 6. Executive Compensation

         The tables below set forth certain information concerning compensation paid by the Company to its Named Executive Officers. The tables include information related to stock options granted to the Named Executive Officers.

         Summary Compensation Table. The following table provides certain information regarding compensation paid by the Company to the Named Executive Officers.

                                                      SUMMARY COMPENSATION TABLE

                                            Annual Compensation                 Long-Term Compensation Awards
                                                                                         Securities
                                                                             Restricted  Underlying                All Other
       Name and                                             Other Annual     Stock       Options/    LTIP        Compensation
   Principal Position     Year   Salary ($)   Bonus ($)   Compensation ($)   Awards ($)    SAR(#)    Payouts          ($)
   ------------------     ----         ----   ---------   ----------------   ----------    ------    --------         ---
                                                                                                        ($)
Thomas E. Aliprandi       1997      _____         --         120,000(1)          --          --          --           --
Chairman, CEO and         1998      60,000        --          60,000(1)          --          --          --           --
President                 1999     120,000        --             --              --          --          --           --

---------------

(1)  Amounts paid under consulting arrangement.

Compensation of Directors

         No cash fees or other consideration were paid to directors of the Company by the Company for service on the Board during 1999 and no cash fees or other consideration is expected to be paid to employee directors for service on the Board during 2000. During 2000, the Company has compensated non-employee directors by granting options to purchase 150,000 shares of the Company's common stock that vest in equal annual installments beginning in July 2000. The Company has made no other agreements regarding compensation of non-employee directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as Board members.

Employment Agreements

         The Company has entered into a three year employment agreement Mr. Aliprandi. Mr. Aliprandi's employment agreement provides that (i) Mr. Aliprandi receive a salary of $120,000 per year beginning January 1, 2000; (ii) an automobile allowance of $1,000 per month; (iii) Mr. Aliprandi is entitled to four weeks vacation per year and health and disability insurance not less favorable than that which is provided to other employees; and (iv) if the employment of Mr. Aliprandi is terminated by the Company for any reason then he is entitled to salary at the then current level for 6 months if employed more than one year prior to termination, 1 year if employed more than two years prior to termination, two years if employed more than three years prior to termination and three years if employed more than four years prior to termination. The Company has also entered into an employment agreement with Mr. Shepardson effective January 1, 2000 on substantially the same terms, except that Mr. Shepardson's annual salary is $100,000 and his automobile allowance is $600 per month.

         bCard has employment agreements in place with Ivan Lazarev, bCard's president, and Neil Pickard, bCard's vice-president and secretary (collectively, the "bCard Officers"). The bCard Officers' employment agreements provide for (i) Messrs. Lazarev and Pickard to receive a salaries of $180,000 during 2000 and thereafter their salaries will be based on bCard's performance; and (ii) reasonable health, accident and dental insurance.

Stock Options

         In January 2000, the Board approved the adoption of the PrimeHoldings.com, Inc. 2000 Stock Option Plan (the "Option Plan"). Subject to stockholder approval, the Option Plan will permit the Company to grant "non-qualified stock options" and "incentive stock options" to acquire the Company's Common Stock. The total number of shares authorized for the Option Plan may be allocated by the Board between the non-qualified stock options and the incentive stock options from time to time, subject to certain requirements of the Internal Revenue Code of 1986, as amended. The option exercise price per share under the Option Plan may not be less than the fair market value of a share of Common Stock on the date on which the option is granted. A total of 5,000,000 shares are allocated to the Option Plan. As of March 31, 2000, options to acquire an aggregate of 3,666,000 shares of Common Stock at an exercise price of $.78125 per share had been granted and are presently outstanding under the Option Plan and stock options exercisable for 60,750 shares of Company common stock are currently exercisable. 1,600,000 of the options were granted to Mr. Thomas Aliprandi.

Indemnification for Securities Act Liabilities

         Delaware law authorizes, and the Company's Certificate of Incorporation and the Company's By-laws and Indemnification Agreements provide for, indemnification of the Company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing or otherwise. However, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Compensation Committee Interlocks and Insider Participation

         The Company does not have a Compensation Committee. No executive officers of the Company serve on the Compensation Committee (or in a like capacity) for any other entity.

Item 7. Certain Relationships and Related Transactions

         There are no reportable transactions under Item 404 of Regulation S-B.

Item 8. Description of Securities

         The Company's authorized capital stock currently consists of 50,000,000 shares of common stock, $.0666 par value per share; and 5,000,000 shares of preferred stock, $.001 par value per share. Of the authorized preferred stock, 500,000 shares have been designated as Preferred A Shares, 500,000 shares have been designated as Preferred B Shares and 1,000,000 have been designated as Series C Preferred Stock. The following descriptions of the common and preferred stock is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and by the provisions of the Delaware General Corporation Law ("DGCL").

Common Stock

         At March 31, 2000, the Company had 12,851,424 shares of fully paid non assessable common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential dividend rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in the assets of the Company legally available, subject to any prior rights of any outstanding preferred stock or other rights including any preemptive, subscription, redemption or conversion rights. Holders of common stock have no cumulative voting rights and no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the three series of preferred stock that the Company has designated and such series of preferred stock as the Company may designate in the future.

Preferred Stock

         The Company's Board is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the Board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of the Company that some stockholders may believe is in their interest.

         Preferred A Shares. At March 31, 2000, the Company had 473,333 shares of fully paid non assessable Preferred A Shares outstanding. The holders of the Preferred A Shares have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Preferred A Shares are not subject to any sinking fund or other obligations of the Company to redeem or retire the Preferred A Shares. Unless converted, the Preferred A Shares are perpetual. There are certain piggy-back registration rights associated with the Preferred A Shares. The holder of the each Preferred A Share is entitled to the number of votes equal to the number of shares of common stock into which such Preferred A Shares could be converted and have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class) and are entitled to notice of any stockholder's meeting in accordance with the By-laws of the Company. Except as otherwise required by applicable law, all voting rights of the common stockholders and Preferred A stockholders are vested in and exercised by the holders of the common and Preferred A Shares, as a single voting group, with each share of common stock being entitled to one vote and each share of Preferred A being entitled to one vote.

         The Preferred A Shares rank, with respect to right on liquidation, senior to all classes of common stock and on parity with all future series of preferred stock established on or after the date hereof by the board of directors which future classes of preferred stock do not expressly provide that it ranks senior to or junior to the Preferred A Shares as to rights on liquidations, winding-up and dissolution. The Preferred A Shares are preferred as to both earnings and assets, and in the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred A Shares are entitled, before any assets of the Company are distributed among or paid over to the holders of the common stock, to be paid in full the face value of $0.75 per share of Preferred A stock, along with all accumulated interest and/or dividends, if any. After payment in full of the above preferential rights of the holders of the Preferred A Shares, the holders of the Preferred A Shares are not entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or substantially all the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding up of the Company.

         If the assets distributable on such liquidation, dissolution or winding up (whether voluntary or involuntary), are insufficient to permit the payment to the holders of Preferred A Shares and other preferred shares that are in parity the Preferred A Shares, then such assets or the proceeds thereof shall be distributed among the holders of Preferred A Shares and other preferred shares that are in parity with the Preferred A Shares ratably in proportion to the respective amounts the holders of such shares of stock would be entitled to receive if they were paid the full preferential amounts aforesaid.

         The Company has agreed to pay to each holder of Preferred A Shares simple interest at a rate of ten percent (10%) per annum on the aggregate purchase price of the Preferred A Shares purchased by each such holder. The interest is payable within sixty (60) days of the end of the prior fiscal year. If the Company fails to make any interest payment when such payment is due, the unpaid interest payment shall bear interest at a rate of ten percent (10%) per annum from the date of the end of the fiscal year in which the interest accrued until the payment is made.

         Upon fourteen (14) days written notice, each Preferred A Share may be converted into one (1) share of the Company's common stock at the written request of a holder of such Preferred A Shares. Holders of shares of Preferred A Shares may convert all or any number of his or her Preferred A Shares from time to time at the sole discretion of the holder.

         The Company may, in its discretion, call for the conversion of the Preferred A Shares into common stock on a mandatory one for one basis if and when, and only if and when, the closing bid price of the Company's common stock in the over the counter securities markets or other publicly traded securities medium is equal to or greater than $2.50 per share for five (5) consecutive trading days. In the event the Company exercises this mandatory call conversion feature, holders of Preferred A Shares will be given notice and their shares will automatically become, by operation of law, common stock at the expiration of the notice.

         In the event the Company declares or pays any dividend on the common stock payable in common stock or in any right to acquire common stock, or shall effect a subdivision of the outstanding shares of common stock into a greater number of shares of common stock (by stock split, reclassification or otherwise than by payment of a dividend in common stock or in any right to acquire common stock), or in the event the outstanding shares of common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, then the conversion ratio in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

         The common stock issuable upon conversion of the Preferred A Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination as described in the prior paragraph), the conversion ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred A Shares are convertible into, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock that would have been subject to receipt by the holders upon conversion of the Preferred A Shares immediately before that change.

         Preferred B Shares. At March 31, 2000, the Company had 500,000 shares of fully paid non assessable Preferred B Shares outstanding. The Preferred B Shares rank, with respect to right on liquidation, in parity with the Preferred A Shares. The Preferred B Shares are otherwise substantially similar to the Preferred A Shares except that in the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred B Shares are entitled, before any assets of the Company shall be distributed among or paid over to the holders of the common stock, to be paid in full the face value of $1.00 per share of the Preferred B Shares, along with all accumulated interest and/or dividends, if any.

         Series C Preferred Stock. At March 31, 2000, the Company had 705,000 shares of fully paid non assessable Series C Preferred Stock outstanding. The voting rights of the Series C Preferred Stockholders are substantially similar to the voting rights of the Preferred A and B Shares. There are also certain piggy-back registration rights associated with the Series C Preferred Stock.

         The Series C Preferred Stock is preferred as to both earning and assets, and in the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled, before any assets of the Company are distributed among or paid over to the holders of the common stock, to be paid in full the face value of $1.00 per share of Series C Preferred Stock. After payment in full of the above preferential rights to the holders of the Series C Preferred Stock, the holders of the Series C Preferred Stock and common stock shall participate equally in the division of the remaining assets of the Company, so that from the remaining assets the amount per share of Series C Preferred Stock distributed to the holders of the Series C Preferred Stock shall equal the amount per share of common stock distributed to the holders of the common stock.

         The holders of Series C Preferred Stock are entitled to receive dividends at the rate of $0.12 per share per year payable at such intervals as the board of directors may from time to time determine. These dividends shall accrue from the date of issuance of the Series C Preferred Stock whether or not earned or declared. The specified dividends on the Series C Preferred Stock are payable before any dividends may be declared, paid, or set apart for the common shares. The specified dividends on Series C Preferred Stock are cumulative. If in any year, or years, dividends on the outstanding Series C Preferred Stock at the rate specified is not paid or set apart for that purpose, the amount of the deficiency shall be fully paid or declared and set apart for payment, without interest, before any distribution, by way of dividend or otherwise, is declared, paid or set apart for the common shares. After all cumulative dividends on preferred shares are paid, declared or set apart for payment to the holders of the thereof, if the board of directors elects to make further distribution of dividends, the additional dividends shall be made equally to the common Series C Preferred stockholders.

         Each share of Series C Preferred Stock is convertible into three and one-third shares of common stock voluntarily upon written request of a holder of such shares of Series C Preferred Stock. Holders of shares of Series C Preferred Stock may convert all or any number of his or her shares of Series C Preferred Stock from time to time at the sole discretion of the holder. Additionally, upon conversion, each holder of Series C Preferred Stock is entitled to receive one share of common stock for every $0.33 cents of unpaid accumulated dividends.

         In the event the Company declares or pays any dividend on the common stock payable in common stock or in any right to acquire common stock, or shall effect a subdivision of the outstanding shares of common stock into a greater number of shares of common stock (by stock split, reclassification or otherwise than by payment of a dividend in common stock or in any right to acquire common stock), or in the event the outstanding shares of common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, then the conversion ratio in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

         The common stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination as described in the prior paragraph), the conversion ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

         No dividends have been paid on the preferred stock.

Warrants and Stock Options

         At March 31, 2000, the Company had 2,165,000 Warrants outstanding which are exercisable for the same number of shares of common stock of the Company at between $1.30 and $1.75 per share. The Warrants expire between July 2000 and June 2002. The exercise of all the Warrants would result in an equity infusion to the Company of approximately $3,052,450. There can be no assurance that any warrants will ever be exercised.

         At March 31, 2000, the Company has granted stock options to acquire 3,666,000 shares of common stock of which options to acquire 60,750 shares of common stock are currently exercisable. The stock options are exercisable at $.78125 per share. The exercise of all of the currently exercisable stock options would result in an equity infusion to the Company of approximately $47,461. There can be no assurance that any of the stock options will be exercised.

Transfer Agent and Registrar

         The stock transfer agent and registrar for the Company's common stock is Interwest Transfer Company, Inc., 1981 East Murray-Holladay Road, Holladay, Utah, 84117. The Company acts as its own registrar with respect to its other outstanding securities.

                                     PART II

Item 1. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters

         Market Information

         The Company's common stock is traded in the over-the-counter market since July 13, 1998. The common stock is currently quoted in the National Daily Quotation Sheets, commonly referred to as the "pink sheets," under the trading symbol PRIM. The following table sets forth the high and low bid information of the common stock for the periods indicated. The price information contained in the table was obtained from OTC Bulletin Board. Note that such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and the quotations may not necessarily represent actual transactions in the common stock.

                  Quarter Ended             High              Low
                  -------------             ----              ---
                  1998

                  September 30              $3.00             $.375
                  December 31               $2.25             $.50

                  1999

                  March 31                  $2.375            $.75
                  June 30                   $4.75             $1.375
                  September 30              $2.3125           $.75
                  December 31               $2.21875          $.6875

Holders

         At March 31, 2000, there were approximately 152 holders of record of the Company's common stock.

Dividends

         The Company has not declared any cash dividends within the past two years on its common stock. The Company is required to pay annual dividends on the preferred stock before the Company can declare and pay dividends to the common stockholders. See "Description of Securities--Preferred Stock." The Company does not anticipate or contemplate paying dividends on its common stock in the foreseeable future. It is the present intention of management to utilize available funds, if any, for the development of the Company's business.

Item 2. Legal Proceedings

         In October 1999, Electronic Exposition, Information Technologies, Inc. ("eExpo"), Lumin Technologies, Inc., Registration Control Systems, Inc., Iris Registration, Inc., Capitol Registration, Inc. filed a lawsuit against bCard, Neil Pickard, Ivan Lazarev, Christopher McLeod and Daniel Blair in the United States District Court for the District of Utah. The Plaintiffs are all related entities apparently owned and controlled by one individual, Edgar Bolton. Defendants Neil Pickard and Ivan Lazarev are former employees of Lumin
Technologies, Inc., and Registration Control Systems, Inc., respectively. Messrs. Pickard and Lazarev left the employment of their respective employers and founded bCard in early 1999. Messrs. McLeod and Blair also are former employees of one of the Plaintiff companies and either were subsequently employed by bCard (Mr. Blair) or consulted with bCard (Mr. McLeod).

         Several months after Messrs. Pickard and Lazarev established bCard, Plaintiff eExpo became the exclusive licensee of a patent owned by IC One, Inc. In the litigation, eExpo alleges that Messrs. Pickard and Lazarev and bCard infringed the IC One patent. The Plaintiffs asserted numerous pendent state claims against the various defendants. Included in those state law claims are three claims against bCard: intentional interference with economic relations, unfair competition and unjust enrichment. The patent infringement claim against bCard appears to be the basis for Plaintiffs asserting the state claims against bCard.

         Plaintiffs were seeking an order enjoining any patent infringement and awarding eExpo its damages (a reasonable royalty and prejudgment interest on such royalty) and attorney's fees for the alleged patent infringement; unspecified damages and punitive damages for the intentional interference with prospective economic relations claim; unspecified damages, punitive damages and an injunction under the unfair competition claim; and disgorgement of the benefits received from infringement of the IC One patent and an order enjoining further alleged unfair competition.

         On April 4, 2000, plaintiffs voluntarily dismissed the federal action without prejudice. It is believed that plaintiffs will file a similar lawsuit in state court which asserts state claims against one or more of the defendants in the federal action.

         This litigation is in the early stages and subject to all of the risks and uncertainties of litigation and the outcome cannot presently be predicted. Specifically, there is no assurance that the Company will be fully successful in defending this lawsuit or that the lawsuit will be resolved on acceptable terms, and the Company may incur significant costs in asserting its claims and defenses. The Company is not engaged in any other legal proceedings.

Item 3. Changes in and Disagreements with Accountants

         Tanner + Co. ("T&C") acted as the Company's independent auditor from 1998 until they were dismissed in December 1999. In January 2000, the Company retained Jones, Jensen & Company ("JJC") as its independent auditor.

         Except for a going concern qualification, the report of T&C on the financial statements of the Company for the fiscal years ended December 31, 1998 and 1997, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's two most recent fiscal years and all subsequent interim periods preceding such change in auditors, there were no disagreements with T&C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreements in connection with its report; nor has T&C ever presented a written report, or otherwise communicated in writing to the Company or the Board the existence of any "disagreement" or "reportable event" within the meaning of Item 304 of Regulation S-B.

         The Company authorized T&C to respond fully to the inquiries of JJC. T&C has provided the Company with a letter addressed to the SEC, as required by
Item 304(a)(3) of Regulation S-B, regarding this disclosure which letter is filed as an Exhibit hereto.

Item 4. Recent Sales of Unregistered Securities

         In August 1998, the Company issued 5,577,275 shares of common stock to the PrimeSource Communications, Inc. shareholders immediately prior to the PrimeSource Communications Acquisition. The Company believes that the transaction was exempt from registration under Section 4(2) of the Securities Act of 1933 (the "Act") and Rule 506 as promulgated under the Act. The Company paid a finder's fee in the form of 328,075 shares of common stock to Shell Seekers, Inc. in connection with the transaction.

         In September 1998, the Company issued an aggregate of 25,000 shares of common to stock to a consultant for consulting services unrelated to securities transactions. The Company believes that the transaction was exempt from registration under Section 4(2) of the Act and Rule 701 as promulgated under the Act. The Company did not use an underwriter in connection this transaction.

         In November and December 1998, the Company issued an aggregate of 22,500 shares of common stock and promissory notes in the principal amount of $60,000 to two lenders. The Company believes that the transactions were exempt from registration under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company paid a finder's fee in the form of 500 shares of common stock to David K. Williams in connection with the transaction.

         In October 1998 through June 1999, the Company issued an aggregate of 500,000 shares of its Series A Preferred Stock and 500,000 shares of Series B Preferred Stock to accredited investors in consideration for $875,000. In October 1999 and March 2000, 6,667 and 20,000 shares of Series A Preferred Stock, respectively, were converted into an aggregate of 26,667 shares of common stock. The Company believes that the transactions were exempt from registration under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company did not use an underwriter in connection these transactions. The Company paid a finder's fee in the form of $77,475 and warrants to acquire 100,000 shares of common stock at a exercise price of $1.50 for a period of one year to the Mercer Group in connection with the transaction.

         In March through July 1998, the Company issued convertible promissory notes in the principal amount of $490,500. The Company believes that the issuance of the promissory notes was exempt from registration under Section 4(2) the Act and Rule 506 as promulgated under the Act. Between December 1998 and April 1999, $495,758 in principal and interest owing under the above referenced and other notes was converted into an aggregate of 495,758 shares of common stock and warrants to acquire common stock. Warrants to acquire 9,000 shares of common stock were exercised in May 1999 and the remaining warrants have expired. The Company believes that the conversion was exempt from registration under Rule 504 as promulgated under the Act. The Company did not use an underwriter in connection with these transactions.

         In December 1998, the Company issued an aggregate of 350,000 shares of common stock to an investor for consideration of $175,000. The Company believes that the transaction was exempt from registration under Rule 504 as promulgated under the Act. The Company did not use an underwriter in connection these transactions.

         In December 1998, the Company issued 1,000 shares of common stock to the UniQuest shareholders immediately prior to the UniQuest Acquisition. The Company believes that the transaction was exempt from registration under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company did not use an underwriter in connection with the transaction.

         In January 1999 and April 1999, the Company issued an aggregate of 306,350 shares of common stock to accredited investors in consideration for $229,762.50. The Company believes that the transactions were exempt from registration under Rule 504 as promulgated under the Act. The Company paid Janda & Garrington a commission of $20,812.50 in connection these transactions.

         In March 1999, the Company issue a convertible promissory note to an accredited investor in the principal amount of $100,000. In June 1999 the investor elected to convert $20,000 of the amount owing into common stock and the Company repaid the remaining principal and interest owing thereunder. The Company believes that the transactions were exempt from registration under
Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company did not use an underwriter in connection with these transactions.

         In March 1999, the Company issued warrants exercisable for an aggregate of 500,000 shares of common stock to an accredited investor in consideration for $100,000. In August 1999, the warrants were exercised in consideration for payment of the $150,000 exercise price. The Company believes that the transactions were exempt from registration under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company did not use an underwriter in connection these transactions.

         In April 1999, the Company issued 500,000 shares of common stock to the bCard shareholders immediately prior to the bCard Acquisition. The Company believes that the transaction was exempt from registration under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company did not use an underwriter in connection with these transactions.

         In April 1999, the Company issued an aggregate of 1,075,000 shares of common stock to an investor in consideration for $400,000. The Company believes that with respect to 1,000,000 shares the transaction was exempt from registration under Rule 504 as promulgated under the Act and the transaction was exempt with respect to 75,000 shares under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company did not use an underwriter in connection with these transactions.

         In July and August 1999, the Company issued an aggregate of 705,000 shares of Series C Preferred Shares to an accredited investor in consideration for $705,000. The Company believes that the transactions were exempt from registration under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company paid a finder's fee in the form of $37,500 and warrants to acquire 25,000 shares of common stock at a exercise price of $1.75 for a period of one year to the Mercer Group in connection with the transaction.

         In July through September 1999, the Company issued an aggregate of 42,000 shares of common stock to an accredited investor in connection with the License and Option Agreement, dated July 1, 1999. The shares are being held in escrow as security for the payment of certain lease obligations assumed in connection with the License and Option Agreement. The Company believes that the transaction was exempt from registration under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company did not use an underwriter in connection this transaction.

         In October 1999, the Company issued an aggregate of 1,500,000 shares of common stock to an accredited investor as collateral for a loan in the principal amount of $150,000. The loan was paid off in December 1999 and the shares were cancelled. The Company believes that the transactions were exempt from registration under the Act under Section 4(2) of the Act and Rule 504 as promulgated under the Act. The Company did not use an underwriter in connection with these transactions.

         In October 1999, the Company issued 500,000 shares of common stock to the GolfAgent USA shareholders immediately prior to the GolfAgent USA Acquisition. One-half of these shares are being held in escrow and will be delivered to the former GolfAgent USA shareholders only if certain performance milestones are satisfied. If the milestones are not satisfied the shares will be returned to the Company for cancellation. The Company believes that the transaction was exempt from registration under Section 4(2) of the Act and Rule 506 as promulgated under the Act. The Company did not use an underwriter in connection with these transactions.

         In November 1999 through February 2000, the Company issued an aggregate of 1,713,142 shares of common stock to accredited investors in consideration for $953,500. The Company believes that the transaction was exempt from registration under Rule 504 as promulgated under the Act. The Company paid a finder's fee in the form of $37,500 and warrants to acquire 40,000 shares of common stock at an exercise price of $1.4675 which options are exercisable for a period of one year to Paul Enright in connection with the transaction.

         In February 2000 the Company granted stock options to acquire an aggregate of 3,666,000 shares of Common Stock at an exercise price of $.78125 per share to officer, directors, employees and consultants under the Option Plan. Stock options exercisable for 60,750 shares of Company common stock are currently exercisable. The Company believes that the transaction was exempt from registration under Section 4(2) of the Act and Rules 506 and 701 as promulgated under the Act. The Company did not use an underwriter in connection with these transactions.

         At the time of the above references sales of securities, the Company believed the transactions were exempt from the registration requirements of the Securities Act. The Company relied on several different exemptions from Securities Act registration in completing the transactions. It now appears possible that all or some of these transactions could be integrated or considered part of a single financing. In that event, it may be that no exemption from Securities Act registration was available for those transactions that are deemed to be part of the same financing. There can be no assurance that the Company's fundraising activities did not violate the Securities Act. If the Securities Act or any other applicable securities regulation was violated, it is possible that an investor may have the right to rescind his or her purchase of the securities and the Company and its controlling persons may be subject to significant civil and criminal penalties. If any purchasers were to successfully seek rescission or civil or criminal penalties were imposed, the Company could face severe financial demands that could adversely affect the Company and result in the Company ceasing or significantly curtailing operations.

         From October 1998 through August 1999 the Company sold Preferred A Shares, Preferred B Shares and Series C Preferred Stock to investors. Under Delaware General Corporation Law a corporation's certificate of incorporation, or an amendment thereto, must set forth powers, designations, preferences and other rights of each class or series of stock a corporation intends to issue. The Company's certificate of incorporation did not provide for the Company to issue any class of preferred stock at the time the Preferred A Shares, Preferred B Shares and Series C Preferred Stock were issued. The Company has amended its certificate of incorporation to authorize the issuance of the preferred stock that was sold, but this filing will not necessarily cure the defective issuance of the preferred shares. There can be no assurance that the Company's failure to properly authorize the preferred shares before issuance will not lead to significant liability.

Item 5. Indemnification of Directors and Officers

         The Company's Certificate of Incorporation generally provides that its directors and officers shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the stockholders' ability to hold directors liable for breaches of fiduciary duty. The Company's Certificate of Incorporation and By-laws provide for indemnification by the Company of its Officers and Directors.

         The Company has entered into indemnity agreements (the "Indemnity Agreements") with each of its executive officers and directors pursuant to which the Company has agreed to indemnify the officers and directors to the fullest extent permitted by law for any event or occurrence related to the service of the indemnitee as an officer or director of the Company that takes place prior to or after the execution of the Indemnity Agreement. The Indemnity Agreements obligate the Company to reimburse or advance expenses relating to any proceeding arising out of an indemnifiable event. Under the Indemnity Agreements, the officers and directors of the Company are presumed to have met the relevant standards of conduct required by Delaware law for indemnification. Should the Indemnity Agreements be held to be unenforceable, indemnification of these officers and directors may be provided by the Company in certain cases at its discretion. The Company also maintains director and officer insurance that would cover certain acts or omissions of its directors or officers.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                    PART F/S

         See page F-1 hereto.

                                    PART III

Item 1. Index to Exhibits.

 EXHIBIT NO.                          DESCRIPTION OF EXHIBIT
 -----------                          ----------------------

  3(i).1          Certificate of Incorporation of the Company

  3(i).2 Certificate of Amendment to the Certificate of Incorporation, dated December 11, 1990

  3(i).3 Certificate of Amendment to the Certificate of Incorporation, dated June 8, 1998

  3(i).4 Certificate of Amendment to the Certificate of Incorporation, dated July 14, 1999

  3(i).5          Certificate of Designation for Preferred A Shares

  3(i).6          Certificate of Designation for Preferred B Shares

  3(i).7          Certificate of Designation for Series C Preferred Stock

  3(ii).1         Bylaws of the Company

  4.1             Form of Common Stock Certificate

  10.1            Agreement  between the Company and American  Show  Management,
                  Inc.

  10.2            Employment Agreement between PrimeHoldings and Tom Aliprandi.

  10.3            Employment Agreement between bCard and Neil Pickard.

  10.4            Employment Agreement between bCard and Ivan Lazarev.

  10.5 Form of Indemnification Agreement between the Company and its executive officers and directors.

  10.6            PrimeHoldings.com, Inc. 2000 Stock Option Plan

  10.7            Loan Agreement between UniQuest and UniDial Incorporated

  10.8            First Amendment to Loan Agreement between UniQuest and UniDial
                  Incorporated

  10.9            Revolving   Credit   Note   between   UniQuest   and   UniDial
                  Incorporated.

  10.10 First Amended Revolving Credit Note between UniQuest and UniDial Incorporated.

  10.11 Second Amended Revolving Credit Note between UniQuest and UniDial Incorporated.

  10.12 Third Amended Revolving Credit Note between UniQuest and UniDial Incorporated.

  10.13 Fourth Amended Revolving Credit Note between UniQuest and UniDial Incorporated.

  10.14           Security Agreement between UniQuest and UniDial Incorporated.

  10.15 First Amended Security Agreement between UniQuest and UniDial Incorporated.

  10.16           Stock  Pledge  Agreement  between   stockholders  and  UniDial
                  Incorporated.

  10.17 First Amended Stock Pledge Agreement between stockholders and UniDial Incorporated.

  10.18           License and Option  Agreement  between  Navilor and  Automated
                  Solutions, Inc.

 EXHIBIT NO.                          DESCRIPTION OF EXHIBIT
 -----------                          ----------------------

  10.19 First Amendment to License and Option Agreement between Navilor and Automated Solutions, Inc.

  16.1 Letter from Tanner + Co., regarding change in certified accountants.

  21.1            Schedule of subsidiaries of PrimeHoldings.

  27.1            Financial Data Schedule

                                   SIGNATURES

         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                PRIMEHOLDINGS.COM, INC
                                                (Registrant)


Date: April 24, 2000                             By /s/ Thomas E. Aliprandi
                                                   -----------------------
                                                Thomas E. Aliprandi
                                                President, Chief Executive
                                                Officer and Chairman

                             PRIMEHOLDINGS.COM, INC.
                      (Formerly PrimeSource Communications
                        Holdings, Inc. and Subsidiaries)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

                                 C O N T E N T S

Independent Auditors' Report - Jones, Jensen & Company............ F-3

Independent Auditors' Report - Tanner + Co. ...................... F-4

Consolidated Balance Sheet........................................ F-5

Consolidated Statements of Operations............................. F-7

Consolidated Statements of Stockholders' Equity .................. F-8

Consolidated Statements of Cash Flows............................. F-10

Notes to Consolidated Financial Statements.......................  F-12

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
and Stockholders of
PrimeHoldings.com, Inc.
(Formerly PrimeSource Communications Holdings, Inc.)

We have audited the accompanying consolidated balance sheet of PrimeHoldings.com, Inc. (formerly PrimeSource Communications Holdings, Inc.) and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PrimeHoldings.com, Inc. (formerly PrimeSource Communications Holdings, Inc.) and Subsidiaries, as of December 31, 1999, and the result of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a deficit in working capital, and has incurred recurring losses. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Jones, Jensen & Company
Salt Lake City, Utah
April 5, 2000

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
and Stockholders of
PrimeHoldings.com, Inc.
(Formerly PrimeSource Communications Holding, Inc.
and Subsidiaries)


We have audited the accompanying consolidated balance sheet of PrimeHoldings.com, Inc. (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries), as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PrimeHoldings.com, Inc. (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries), as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated stockholders' deficit, has a deficit in working capital, and has incurred recurring losses. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

TANNER + CO.

Salt Lake City, Utah
May 19, 1999

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                           Consolidated Balance Sheet

                                     ASSETS

                                                                                                  December 31,
                                                                                                      1999
                                                                                               -----------------
CURRENT ASSETS
   Cash                                                                                        $          86,657
   Receivables, net of allowance for doubtful accounts
    of $5,832 (Note 2)                                                                                   104,743
   Advances to related party (Note 9)                                                                     26,074
   Prepaid expenses                                                                                       75,158
                                                                                               -----------------

     Total Current Assets                                                                                292,632
                                                                                               -----------------

PROPERTY AND EQUIPMENT (NET) (Note 3)                                                                    599,217
                                                                                               -----------------

OTHER ASSETS

   Other assets, net of accumulated amortization of
    $122,577 (Note 2)                                                                                    671,459
   Deposits                                                                                               21,605
                                                                                               -----------------

     Total Other Assets                                                                                  693,064
                                                                                               -----------------

     TOTAL ASSETS                                                                              $       1,584,913
                                                                                               =================

        The accompanying notes are an integral part of these consolidated financial statements.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                     Consolidated Balance Sheets (Continued)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                  December 31,
                                                                                                     1999
                                                                                               -----------------
CURRENT LIABILITIES
   Accounts payable                                                                            $         214,563
   Accrued expenses                                                                                      355,754
   Notes payable - current portion (Note 4)                                                              168,949
   Notes payable - related party (Note 4)                                                                160,408
                                                                                               -----------------

     Total Current Liabilities                                                                           899,674
                                                                                               -----------------

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY

   Preferred stock: $0.001 par value, 5,000,000 shares authorized,
    1,698,333 shares issued and outstanding                                                                1,698
   Common stock, $0.0666 par value, 50,000,000
    shares authorized, 11,168,674 shares issued and outstanding                                          343,701
   Additional paid-in capital                                                                          4,179,416
   Accumulated deficit                                                                                (3,839,576)
                                                                                               -----------------

     Total Stockholders' Equity                                                                          685,239
                                                                                               -----------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $       1,584,913
                                                                                               =================

        The accompanying notes are an integral part of these consolidated financial statements.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                      Consolidated Statements of Operations

                                                                                    For the Years Ended
                                                                                        December 31,
                                                                           --------------------------------
                                                                                  1999                1998
                                                                           ------------------  -----------------
REVENUES                                                                   $        1,295,188  $         169,298

COST OF REVENUES                                                                      440,662             75,801
                                                                           ------------------  -----------------

GROSS MARGIN                                                                          854,526             93,497
                                                                           ------------------  -----------------

OPERATING EXPENSES

   Amortization and depreciation                                                      210,509             14,555
   Impairment of an asset                                                             312,000             -
   Selling, general and administrative expenses                                     2,336,854            931,304
                                                                           ------------------  -----------------

     Total Operating Expenses                                                       2,859,363            945,859
                                                                           ------------------  -----------------

LOSS FROM OPERATIONS                                                               (2,004,837)          (852,362)
                                                                           ------------------  -----------------

OTHER INCOME (EXPENSES)

   Interest expense                                                                  (147,217)           (89,033)
   Other income                                                                        83,478             19,798
                                                                           ------------------  -----------------

     Total Other Income                                                               (63,739)           (69,235)
                                                                           ------------------  -----------------

LOSS BEFORE INCOME TAXES                                                           (2,068,576)          (921,597)
                                                                           ------------------  -----------------

INCOME TAXES                                                                           -                  -
                                                                           ------------------  -----------------

NET LOSS                                                                           (2,068,576)          (921,597)
                                                                           ------------------  -----------------

OTHER COMPREHENSIVE INCOME (LOSS)

   Dividends on convertible preferred stock; unpaid                                   (36,227)            -
                                                                           ------------------  -----------------

     Total Other Comprehensive Income (Loss)                               $       (2,104,803) $        (921,597)
                                                                           ==================  =================

BASIC LOSS PER SHARE                                                       $            (0.22) $           (0.14)
                                                                           ==================  =================

        The accompanying notes are an integral part of these consolidated financial statements.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
            Consolidated Statements of Stockholders' Equity (Deficit)


                                         Preferred Stock             Common Stock           Additional     Accumulated    Total
                                   --------------------------  --------------------------    Paid-In      Stockholders'   Paid-In
                                     Shares         Amount       Shares         Amount       Capital        Deficit        Deficit
                                   ------------  ------------  ------------  ------------   ------------  ------------    --------
Balance, December 31, 1997               -       $     -        5,578,275  $     14,150   $     -       $   (849,403) $   (835,253)

Acquisition of Market Lead

  International Corporation              -             -          656,157           930         -             -                930

Issuance of preferred stock
 for cash at $0.75 per share             86,667            87      -             -              64,913        -             65,000

Issuance of common stock
 for services on various dates
 at values ranging from $0.07
 to $1.22                                -             -          726,075        48,357        192,931        -            241,288

Note conversions and payment
 of accrued interest at $1.00
 per share                               -             -          411,772        27,424        384,348        -            411,772

Common stock retired due
 to payment of debt                      -             -         (150,000)       (9,990)         9,990        -             -

Net loss for the year ended
 December 31, 1998                       -             -           -             -              -           (921,597)     (921,597)
                                   ------------  ------------  ----------  ------------   ------------  ------------  ------------

Balance, December 31, 1998               86,667  $         87   7,222,279  $     80,871   $    652,182  $ (1,771,000) $ (1,037,860)
                                   ------------  ------------  ----------  ------------   ------------  ------------  ------------

        The accompanying notes are an integral part of these consolidated financial statements.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
      Consolidated Statements of Stockholders' Equity (Deficit) (Continued)

                                         Preferred Stock             Common Stock           Additional     Accumulated    Total
                                   --------------------------  --------------------------    Paid-In      Stockholders'   Paid-In
                                     Shares         Amount       Shares         Amount       Capital        Deficit        Deficit
                                   ------------  ------------  ------------  ------------   ------------  ------------    --------
Balance, December 31, 1998               86,667  $         87   7,222,279  $     80,871   $    652,182  $ (1,771,000) $ (1,037,860)

Issuance of common stock for
 cash at an average of $1.09
 per share                               -             -        2,956,742       196,919      1,058,271        -          1,255,190

Issuance of common stock for
 debt at $1.00 per share                 -             -          103,986         6,926         97,061        -            103,987

Issuance of preferred shares
 for cash at an average of $0.88
 per share                            1,618,333         1,618      -             -           1,513,380        -          1,514,998

Preferred shares converted to
 common shares                           (6,667)           (7)      6,667           444           (437)       -             -

Common stock issued to acquire
 subsidiary (bCard) at $1.125 per
 share                                   -             -          500,000        33,300        529,200        -            562,500

Common stock issued to acquire
 subsidiary (Golf Agent USA, Inc.)
 at $1.25 per share                      -             -          500,000        33,300        278,700        -            312,000

Exercise of warrants at $2.00
 per share                               -             -            9,000           599         17,401        -             18,000

Contribution of capital                  -             -           -             -              25,000        -             25,000

Retirement of shares                     -             -         (130,000)       (8,658)         8,658        -             -

Net loss for the year ended
 December 31, 1999                       -             -           -             -              -         (2,068,576)   (2,068,576)
                                   ------------  ------------  ----------  ------------   ------------  ------------  ------------

Balance, December 31, 1999            1,698,333  $      1,698  11,168,674  $    343,701   $  4,179,416  $ (3,839,576) $    685,239
                                   ============  ============  ==========  ============   ============  ============  ============

        The accompanying notes are an integral part of these consolidated financial statements.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                      Consolidated Statements of Cash Flows

                                                                                   For the Years Ended
                                                                                      December 31,
                                                                         ---------------------------------------
                                                                               1999                    1998
                                                                         -----------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                              $      (2,068,576)    $        (921,597)
   Adjustments to reconcile net loss to net cash used
    in operating activities:
     Depreciation and amortization expense                                         210,509                14,555
     Bad debt expense (recoveries)                                                  -                     (7,888)
     Stock issued for services                                                      -                    241,288
     Impairment of asset                                                           312,000                -
   Change in Assets and Liabilities:
     (Increase) decrease in accounts receivable                                    (98,243)               32,707
     (Increase) decrease in prepaid expenses                                       (50,496)              (24,662)
     (Increase) decrease in advances to related party                              (26,074)                2,600
     (Increase) decrease in other assets                                           (21,605)               (2,249)
     Increase (decrease) in cash overdraft                                         (36,286)               35,789
     Increase in accounts payable                                                   34,001                52,683
     Increase in accrued liabilities                                                70,774                61,796
                                                                         -----------------     -----------------

       Net Cash Used in Operating Activities                                    (1,673,996)             (514,978)
                                                                         -----------------     -----------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of equipment and software                                             (874,997)              (29,486)
                                                                         -----------------     -----------------

       Net Cash Used in Investing Activities                                      (874,997)              (29,486)
                                                                         -----------------     -----------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from notes payable                                                     315,707               585,500
   Payments on notes payable                                                      (468,246)             (106,966)
   Proceeds from issuance of stock                                               2,788,189                65,930
                                                                         -----------------     -----------------

       Net Cash Provided by Financing Activities                                 2,635,650               544,464
                                                                         -----------------     -----------------

NET INCREASE IN CASH                                                                86,657                -

CASH, BEGINNING OF YEAR                                                             -                     -
                                                                         -----------------     -----------------

CASH, END OF YEAR                                                        $          86,657     $          -
                                                                         =================     =================

        The accompanying notes are an integral part of these consolidated financial statements.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                Consolidated Statements of Cash Flows (Continued)

                                                                                  For the Years Ended
                                                                                       December 31,
                                                                         ---------------------------------------
                                                                               1999                  1998
                                                                         -----------------     -----------------
Supplemental disclosures of cash flow information:
   Interest                                                              $          31,812     $          26,547
   Income taxes                                                          $          -          $           -

During 1998, the Company paid debt of $386,000 and associated accrued interest of $25,772 by issuing 411,772 shares of common stock.

During 1998, the Company converted accounts payable of $100,592 to a note payable.

During 1999, the Company paid debt of $100,066 and associated accrued interest of $3,921 by issuing 103,986 shares of common stock.

During 1999, the Company purchased two subsidiaries for 1,000,000 shares of common stock for a combined value of $874,500.

During 1999, a shareholder of the Company transferred some of his shares of stock to satisfy a debt of the Company in the amount of $25,000. This amount has been contributed to capital.

        The accompanying notes are an integral part of these consolidated financial statements.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998

NOTE 1 -      ORGANIZATION AND PRESENTATION

              On July 8, 1999, the Board of Directors approved changing the Company's name from PrimeSource Communications Holdings, Inc. to PrimeHoldings.com, Inc.

              On March 5, 1999, the Company acquired 80% of the outstanding stock of bCard, Inc., (a Utah corporation with a wholly-owned Canadian subsidiary) in exchange for $100,000 cash, a $400,000 promissory note and 500,000 shares of restricted common stock. bCard, Inc. was incorporated in January 1999. All financial information of bCard, Inc. has been included in the consolidated financial statement of the Company. The acquisition was accounted for as a purchase with goodwill being recognized of $562,500. bCard, Inc. did not have any operations or assets prior to the acquisition and the minority shareholders did not have any basis in bCard, Inc. Therefore, no minority interest or proforma financial information is presented.

              In July 1999, the Company acquired assets and associated liabilities from a Utah company for $400,000 cash. The assets were recorded in the Company's subsidiary Navilor, Inc. (formerly PrimeSource Net, Inc.) The assets were office equipment and furniture for $250,000 and the software licensing rights for $150,000.

              On October 12, 1999, the Company acquired all issued and outstanding stock of Camelot Holdings, Inc. (a Nevada corporation) in exchange for 500,000 shares of the Company's restricted common stock. Camelot Holdings, Inc. is engaged in developing an online tee time reservation system and had no significant operations prior to 1999. The acquisition was accounted for as a purchase. Camelot Holdings, Inc. later changed its name to Golf Agent USA, Inc. The acquisition was accounted for as a purchase with goodwill being recognized of $312,000. The goodwill was determined to be impaired as of December 31, 1999 and an allowance was established for the $312,000. CamelotHoldings, Inc. did not have any financial operations before the acquisition, therefore, no proforma financial information is being presented.

              On June 30, 1998, PrimeSource Communications Holdings, Inc. (the Company), formerly Market Lead International Corporation, entered into a share exchange agreement and plan of reorganization with PrimeSource Solutions, Inc. (formerly PrimeSource Communications, Inc.) whereby the Company acquired all of the issued and outstanding common stock of PrimeSource Solutions, Inc. in exchange for 5,577,275 shares of the Company's common stock. The business combination has been accounted for as a recapitalization, therefore, all assets and liabilities have been reflected at historical cost.

              On December 31, 1998, PrimeSource Communications Holdings, Inc. (the Company) entered into a stock purchase agreement accounted for as a pooling with UniQuest Communications, Inc. whereby the Company acquired all of the issued and outstanding common shares of UniQuest Communications, Inc., in exchange for 1,000 shares of the Company's common stock.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998

NOTE 1 -      ORGANIZATION AND PRESENTATION (Continued)

              At December 31, 1998, the financial statements reflect the assets and liabilities of PrimeSource Communications Holdings, Inc., PrimeSource Solutions, Inc., and UniQuest Communications, Inc. at their historical book value and the historical operations of the Company are those of the Company and its subsidiaries. At December 31, 1998, the issued common stock was that of the Company and the accumulated deficit was that of the subsidiaries.

              During 1999 and 1998, PrimeHoldings.com, Inc. and Subsidiaries were engaged primarily in telecommunications services, event registration services and electronic data extraction services.

NOTE 2 -      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

              a.  Going Concern

              At December 31, 1999, the Company had a deficit in working capital and has incurred losses since inception. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

              The Company's ability to continue as a going concern is subject to the attainment of profitable operations and/or obtaining necessary funding from outside sources. The Company plans to increase sales from its new electronic processing services division and to expand sales in its electronic business card distribution business. The Company is also currently seeking additional capital through both private and public sources.

              b.  Estimates in Financial Statements

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              c.  Principles of Consolidation

              The consolidated financial statements include the accounts of the Company, and its subsidiaries Navilor, Inc., UniQuest Communications, Inc., bCard, Inc., and GolfAgent USA, Inc. All significant intercompany balances and transactions have been eliminated.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998

NOTE 2 -      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
              (Continued)

              d.  Concentration of Credit Risk

              Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

              The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not
              exposed  to  any   significant   credit  risk  on  cash  and  cash
              equivalents.

              e.  Cash and Cash Equivalents

              For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

              f.  Property and Equipment

              Property and equipment are stated at cost. Depreciation on furniture, equipment and leasehold improvements is calculated on the straight-line method over the estimated useful lives of the assets, primarily from three to ten years.

              g.  Income Taxes

              Deferred  income taxes are provided in amounts  sufficient to give
              effect  to  temporary   differences   between  financial  and  tax
              reporting.

              h.  Basic Loss Per Share

              The basic loss per share is calculated using basic and fully diluted weighted average common shares of 9,364,000 and 6,452,000 for 1999 and 1998, respectively. Common stock equivalents are not included in diluted earnings per share when their effect is antidilutive.

                                          For the Year Ended
                                           December 31, 1999
                            --------------------------------------------------
                                Loss              Shares            Per Share
                             (Numerator)       (Denominator)         Amount

              Net loss      $ (2,068,576)       9,364,000           $   (0.22)
                            ============        =========           =========

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998

NOTE 2 -      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
              (Continued)

              h.  Basic Loss Per Share (Continued)

                                          For the Year Ended
                                           December 31, 1998
                            --------------------------------------------------
                                Loss              Shares            Per Share
                             (Numerator)       (Denominator)         Amount

              Net loss      $   (921,597)       6,452,000           $   (0.14)
                            ============        =========           =========

              i.  Advertising

              The  Company   follows  the  policy  of  charging   the  costs  of
              advertising to expense as incurred.

              j.  Revenue Recognition Policy

              The Company recognizes revenue from electronic data extraction when services are provided and recognizes revenue from its event registration services upon the completion of each trade show.

              k.  Other Assets

                                                                       Net
                                                     Accumulated   Book Value
                               Term        Cost     Amortization      1999
                           -----------  ----------  ------------  -----------
               Goodwill        5 years  $  562,500  $     84,375  $   478,125
               Software        3 years      81,536        33,202       48,334
               License        15 years     150,000         5,000      145,000
                                        ----------  ------------  -----------
                                        $  794,036  $    122,577  $   671,459
                                        ==========  ============  ===========

              The amortization expense for December 31, 1999 and 1998 was $104,577 and $4,000, respectively.
              All long lived assets are evaluated yearly for impairment per SFAS
              121. Any impairment in value is recognized as an expense in the period when the impairment occurs.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998

NOTE 3 -      PROPERTY AND EQUIPMENT

              Property and equipment consists of the following:

                                                           December 31,
                                                               1999
                                                        -----------------
              Furniture                                 $          50,395
              Equipment                                           509,869
              Leasehold improvements                              162,660
                                                        -----------------
                                                                  722,924

              Less: accumulated depreciation                     (123,707)
                                                        -----------------
                                                        $         599,217

              The depreciation expense for December 31, 1999 and 1998 was $105,932 and $10,555, respectively.

NOTE 4 -      NOTES PAYABLE

              The Company had the following notes payable at December 31,:

                                                                    1999

         Line-of-credit   agreement   with  an   independent
            company,  which  allows the  Company to borrow a
            maximum  of  $300,000,   which  was  reduced  to
            $168,000 in January  2000.  The  line-of  credit
            bears  interest  at  prime  plus  3%  (11.5%  at
            December 31, 1999). The  line-of-credit  matures
            on January 31, 2001,  and is secured by accounts
            receivable.                                            $ 168,949

         Notes  payable  to  stockholders  of  the  Company,
            unsecured,   amounts  ranging  from  $10,000  to
            $50,000.  The notes bear  interest  ranging from
            10% to 13%, and are due on demand.                       110,000

         Unsecured  notes  payable  to  stockholders  and/or
            investors.  Due in 1999  with  interest  ranging
            from 17% to 32%.                                          50,408
                                                                  ----------
              Total notes payable                                    329,357

              Less current portion                                  (329,357)
                                                                  ----------

              Long-term portion                                   $        -
                                                                  ==========

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998

NOTE 4 -      NOTES PAYABLE (Continued)

              Maturities of notes payable are as follows:

                      Years Ending

                      December 31,

                            2000                         $           329,357
                            2001                                      -
                            2002                                      -
                            2003                                      -
                            2004                                      -
                                                         -------------------
                                                         $           329,357
                                                         ===================

NOTE 5 -      CAPITAL STOCK

              Common Shares

              Holders of outstanding common shares are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may from time to time determine. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to the shareholders will be distributable ratably among the common shareholders at the time. Any preferred shares outstanding will be entitled to preferential payments described below before any distribution to common shareholders.

              Preferred Shares

              The Board of Directors is authorized to designate series of preferred shares and to determine and fix the relative rights and preferences governing those shares.

              As of December 31, 1999, Preferred shares issued and outstanding consisted of Preferred "A" and Preferred "B" shares and Series "C" Preferred shares. The following describes the rights and preferences of the "A", "B" and "C" shares.

              Series "C" Preferred shares are entitled to receive dividends at the rate of $0.12 per share per year payable at such intervals as the board of directors may from time to time determine. The specified dividends are cumulative.

              Series "C" Preferred shares may be converted into three and one-third (3.33) shares of common stock upon the request of the holder. Additionally, upon conversion, each holder shall be entitled to receive one share of common stock for every $0.33 of unpaid accumulated dividends.

              The Company issued Series "C" Preferred shares before the Company updated its articles of incorporation. Such issuances may be in violation of applicable laws.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998

NOTE 5 -      CAPITAL STOCK (Continued)

              Preferred "A" and Preferred "B" Shares bear simple interest at 10% per annum payable annually within 60 days after the end of the prior fiscal year. In the event the Company does not pay the interest when due, it will accumulate and bear interest at the same rate from the end of the last fiscal period for which interest is due.

              Preferred "A" and Preferred "B" Shares have identical voting rights as the outstanding common shares of the Company. Preferred Shares will have preferential rights to the assets of the Company before the common shares in the event of dissolution or liquidation.

              Preferred "A" and Preferred "B" Shares bear an optional conversion privilege. If at any time a holder, in their sole discretion, desires to convert all or part of their preferred shares to common shares, the holder may do so upon fourteen (14) days written notice to the Company. The conversion rate into common shares is one for one.

              Preferred "A" and Preferred "B" Shares bear a call provision on behalf of the Company. The Company may, in its discretion, call for the conversion of the preferred into common on a mandatory one for one basis if and when, and only if and when, the public market price in the over-the-counter securities markets or other publicly traded securities medium is at $2.50 on the bid for (5) consecutive trading periods. In the event the Company exercises this mandatory call conversion feature, preferred shareholders will be given notice and their shares will automatically become, by operation of law, common shares at the expiration of the notice.

              Preferred "A" and Preferred "B" Shares carry a warrant to purchase one common share for each preferred share held. The purchase price is $1.50 per common share and may be exercised in whole or in part at the discretion of the holder during a three year period. Any conversion or call of the preferred shares will not affect the warrants. The Company will have a thirty (30) day option in which to call the warrants which will require the holders to either exercise the warrants or return the warrants to the Company for redemption at the nominal price of $0.05 per warrant. The call may be issued by the Company if the bid price for the Company's shares in public markets is $2.50 for any five (5) consecutive trading day period. Shares issued upon exercise of the warrants will be "restricted" pursuant to applicable securities laws and regulations, primarily Rule 144 under the Securities act of 1933. This means that those shares will have to be held by the shareholders at least one (1) year before being eligible for sale under that Rule.

              During 1999, the Company issued stock offerings and sale of securities under Regulation D. The issuance of this stock may have deviated from the limitation noted under Regulation D. The Company feels if there was a deviation from the terms that it made a good faith and reasonable attempt to comply with all applicable terms and conditions and such deviation would be considered insignificant.

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998

NOTE 6 -      STOCK SPLIT

              As part of the reverse acquisition described under note 1, PrimeSource Communications Holdings, Inc. had a reverse stock split exchange of one share received for every 1.33 shares owned.

              The financial statements have been adjusted to reflect the stock split on a retroactive basis.

NOTE 7 -      INCOME TAXES

              At December 31, 1999 and 1998, the Company has net operating loss carryforwards available for income tax purposes. As shown in the table below, no amounts have been recognized in the financial statements for the benefit of these losses due to the uncertainty as to whether they will ultimately be realized. The amount and utilization of the net operating losses for income tax purposes may be substantially limited due to changes in ownership when the subsidiaries were acquired. The net operating loss carryforward available for tax purposes as of December 31, 1999 is approximately $3,560,000, which begins to expire in 2010.

              Deferred taxes consist of future assets attributable to the following at December 31:

                                                                    1999
                                                            -------------------

                      Net operating loss carryforward       $         1,790,000
                                                            -------------------

                      Total deferred tax asset                        1,790,000

                      Less valuation allowance                       (1,790,000)
                                                            -------------------

                      Net deferred tax asset                $            -
                                                            ===================

NOTE 8 -       COMMITMENTS AND CONTINGENCIES

               The Company leases an office building under a noncancellable operating lease agreement which expires in 2003. Future minimum rental payments for this lease are approximately as follows:

                      2000                                  $       227,820
                      2001                                          228,791
                      2002                                          113,239
                      2003                                           78,431
                      2004                                            4,141
                                                            ---------------

                                                            $       652,422
                                                            ===============

               Rental expense on operating leases for the years ended December 31, 1999 and 1998 was approximately $153,320 and $31,000, respectively.

                            PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements)
                           December 31, 1999 and 1998

NOTE 9 -       RELATED PARTY TRANSACTIONS

               The following related party transactions and balances exist in addition to those identified in other notes to the financial statements:

               Accrued expenses as of December 31, 1998 includes consulting fees payable for several months services to Company stockholders of approximately $89,000. The associated expenses recorded for 1998 was approximately $102,000.

               Interest expense recognized in 1999 and 1998 related to notes payable to stockholders was approximately$59,000 and $22,000, respectively.

               In 1998, the Company issued convertible debt to relatives of management in the amount of $18,000. The debt was converted to common stock during 1998.

               Advances to related party as of December 31, 1999 represents the net amount of advances to officers/stockholders of the Company. Advances to related parties consist of travel and payroll advances totaling $26,074.

               During 1998, the Company paid consulting fees in connection with the reverse acquisition to a company controlled by a member of its board of directors through issuing 328,075 shares of common stock valued at $21,850.

NOTE 10 -      STOCK WARRANTS

               The following table summarizes information about stock warrants issued during 1999 and outstanding at December 31, 1999. Warrants were issued in connection with conversions of notes payable and sales of preferred stock during 1998.

                             Warrants Outstanding                             Warrants Exercisable
               -------------------------------------------------  ------------------------------------------------
                                                   Weighted
                                                   Average
                                    Number         Remaining         Weighted         Number           Weighted
                 Range of        Outstanding    Contractual         Average        Exercisable        Average
                 Exercise         at              Life              Exercise          at               Exercise
                 Prices           12/31/99        (Years)            Price           12/31/99          Price
               --------------  ----------------  ---------------  ---------------  ---------------  --------------
               $1.30 to 1.75          2,125,000              2.0  $          1.41        2,125,000  $         1.41
               ==============  ================  ===============  ===============  ===============  ==============

                             PRIMEHOLDINGS.COM, INC.
      (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements)
                           December 31, 1999 and 1998


NOTE 11 -      SIGNIFICANT SOURCES OF REVENUES

               During 1999 and 1998, the Company received revenues and/or commissions from the sale of telecommunication services and event registration services from two unrelated companies, which accounted for a significant portion of revenues.

               Approximate revenues from these companies were as follows:

                                                  1999             1998
                                             ------------     ------------

                           Company 1         $     92,067     $    162,000
                           Company 2              260,000                -
                                             ------------     ------------

                                             $    352,067     $    162,000
                                             ============     ============

NOTE 12 -      SEGMENT INFORMATION

               The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

               There are three reportable segments: event registration services including distribution of electronic business cards, electronic data extraction services and telecommunications services marketing. The event registration services segment consists of electronic data cards (" smart cards") used as a medium to manage information on attendees at trade sows and other events and the rental of devices used to read the cards. The electronic data extraction segment consists of software and hardware technology to electronically extract and manage handwritten data from paper documents. The telecommunications services marketing segment sells a variety of long distance, Internet access and related services provided by an unrelated company.

               The  accounting   policies   applied  to  determine  the  segment
               information are the same as those described in the summary of significant accounting policies.

              Financial information with respect to the reportable segments follows:

                                                     Electronic
                                      Event            Data            Telecom-       All
                                    Registration     Extracting       munications     Others         Total
                                    ------------     ----------       -----------     ------         -----
Revenue from external customer      $   1,024,184  $     178,937  $       92,067  $      -       $       1,295,188

Depreciation and amortization             126,571         19,494           5,077         59,367            210,509

Segment loss                             (361,503)      (382,335)        (74,621)    (1,250,017)        (2,068,576)